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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of E-Sync Networks, Inc.;

We consent to the incorporation by reference in the registration statements of E-Sync Networks, Inc., Nos. 33-7271 and 333-92933 on Form S-8, of our reports dated March 5, 2000, relating to the consolidated balance sheet of E-Sync Networks, Inc. as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows and for the year then ended and for the two months ended December 31, 1998 which reports are included in the annual report on Form 10-K.

                                             KPMG LLP


New York, New York
March 5, 2000